SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
         Under the Securities Exchange Act of 1934 (Amendment No. -1-)*
 ........................................................................
                            (Name of Issuer) ... ICTS
                               International N.V.
                         (Title of Class of Securities)
                                  Common Stock
                            (CUSIP Number) N43837108

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) Lior Zouker , Holland: Biesboch 225, 1181 JC Amstelveen,
011-31-20-347-1077....................................

             (Date of Event Which Requires Filing of This Statement)
                                  May 11, 2001
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.[ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP   No.   N43837108.........................................................
---------------------------------------------------------------------------- (1)
Names of Reporting  Persons I.R.S.  Identification  Nos. of Above Persons..  ---
 ...Harmony   Ventures   BV......................................................
---------------------------------------------------------------------------- (2)
Check the  Appropriate  Box if a Member of a Group (See  Instructions).....  ---
(a)....X....................................................................
(b).........................................................................
---------------------------------------------------------------------------- (3)
SEC  Use  Only  ...........................................................  ---
---------------------------------------------------------------------------- (4)
Source of Funds  (See  Instructions)  WC...................................  ---
---------------------------------------------------------------------------- (5)
Check if Disclosure of Legal  Proceedings is Required  Pursuant to Items 2(d) or
2(e)....
---------------------------------------------------------------------------- (6)
Citizenship       or       Place       of       Organization       ---       The
Netherlands.............................................
----------------------------------------------------------------------------
Number         of         Shares          (7)Sole          Voting          Power
679,443....................................................         Beneficially
____________________________________________________________   Owned   (8)Shared
Voting   Power...............N/A..............................   ---   by   Each
____________________________________________________________  Reporting  (9)Sole
Dispositive    Power    676,443.................................    ---   Person
____________________________________________________________   With   (10)Shared
Dispositive        Power............N/A............................         ----
----------------------------------------------------------------------------
(11)Aggregate  Amount  Beneficially  Owned by Each Reporting Person  676,443....
----
----------------------------------------------------------------------------
(12)Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)----------------------------------------------------------
(13)Percent of Class Represented by Amount in Row  (11)..................10.8  %
----
------------------------------------------------------------------------------
(14)Type of Reporting  Person (See  Instructions).................HC............
----
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
 ..............................................................................
Item 1. Security and Issuer Common Stock,  ICTS  International,  N.V.,  Holland:
Biesboch 225, 1181 JC Amstelveen

------------------------------------------------------------------------------

Item 2. Identity and Background
(a)  Harmony Ventures BV
(b) Kerkeboslann 1, 2243CM Wassenaar, Postbus 1012, 2240BA Wassenaar, The Netherlands
(c)      N/A
(d)      N/A
(e)      N/A
(f)      The Netherlands

------------------------------------------------------------------------
Item 3.  Source and Amount of Funds and Other Consideration

Working Capital

Item 4.  Purpose of Transaction

(a)      For Investment.

(b)      N/A

(c)      N/A

(d)      N/A

(e)      N/A

(f)      N/A

(g)      N/A

(h)      N/A

(i)      N/A

(j)      N/A



Item 5.  Interest in Securities of the Issuer.

(a)      679,443
(b)      679,443
(c)      N/A
(d)      N/A
(e)      N/A

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

             N/A

Item 7.  Material to be Filed as Exhibits

             N/A
------------------------------------------------------------------------





Signature.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 ............................................................................
Date    May 25, 2001
 ............................................................................
Signature
 ............................................................................
Name/Title /s/    Menachem Atzmon,


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001). [GRAPHIC OMITTED]